Exhibit 99.6

U.S. Offers to Exchange
Outstanding Class B Shares held by U.S. Persons (“PESA Shares”)

of

PETROBRAS ARGENTINA S.A.
(“Petrobras Argentina”)

for

Common Shares

of

PAMPA ENERGÍA S.A.
(“Pampa”)

and

U.S. Cash Tender Offer to Purchase for Cash

Any and all Outstanding PESA Shares held by U.S. Persons

of

PETROBRAS ARGENTINA

Pursuant to the Prospectus dated October 6, 2016

THE U.S. OFFERS CAN BE ACCEPTED BY U.S. HOLDERS OF PESA SHARES UNTIL 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 10, 2016, UNLESS THE U.S. OFFERS ARE EXTENDED OR EARLIER TERMINATED.

October 6, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed is prospectus, dated October 6, 2016 (the “Prospectus”) and the PESA Share Form of Acceptance, Form of Withdrawal and other related documents in connection with the exchange offer and tender offer by Pampa, a sociedad anónima organized under the laws of the Republic of Argentina (“Argentina”), (a) to exchange (i) outstanding PESA Shares of Petrobras Argentina, a sociedad anónima organized under the laws of Argentina, held by U.S. Persons and (ii) outstanding American depositary shares (“PESA ADSs”), each representing ten (10) PESA Shares (collectively, the “PESA Securities”) for the Offer Share Consideration and (b) to purchase any and all outstanding PESA Shares held by U.S. Persons for the Offer Cash Consideration (together, with the Offer Share Consideration, the “Offer Consideration”), in each case without interest thereon, net of applicable Argentine withholding taxes, upon the terms and subject to the conditions set forth in the Prospectus and in the related PESA Share Form of Acceptance (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offers” ).  The U.S. Offers are being made in conjunction and simultaneously with an offer by Pampa in Argentina for all outstanding PESA Shares (but not PESA ADSs) (whether or not held by U.S. Persons) (the “Argentine Offer,” and together with the U.S. Offers, the “Offers”). The consideration offered in the Argentine Offer is the same as the Offer Consideration in the U.S. Offers, payable in Argentine pesos in the case of the cash tender offers.  Pampa does not intend to amend the Offer Consideration and, while the Offers are open, will not purchase or make any arrangements to purchase PESA Securities, other than pursuant to the Offers.

All terms not otherwise defined herein have the meaning set forth in the Prospectus.

The U.S. Offers are not conditioned on any minimum number of PESA Securities being tendered. However, the U.S. Offers are subject to other Conditions.  See “The Offers—Conditions of the U.S. Offers” in the Prospectus.

For your information, and for forwarding to those clients for which you hold PESA Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.     The Prospectus;

2.     A printed form of letter that may be sent to clients for whose account you hold PESA Shares registered in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the U.S. Offers;

3.     The PESA Share Form of Acceptance to be used by holders of PESA Shares in accepting the U.S. Offers; and

4.     The Form of Withdrawal.

PESA ADSs cannot be tendered by means of the enclosed PESA Share Form of Acceptance (which is exclusively for use in respect of PESA Shares). If you hold PESA ADSs, a PESA ADS Letter of Transmittal for tendering such ADSs into the ADS Exchange Offer can be obtained from the Information Agent at 888-293-6812 (U.S. Toll-Free) or +1-781-575-2137 (international).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Please note the following:

1.  Any U.S. Person desiring to accept the U.S. Offer in respect of all or any portion of the held PESA Shares, should complete Boxes 1 and 3 and, if appropriate, Box 4 and sign Box 2 of the PESA Share Form of Acceptance in accordance with the instructions printed thereon.  An accepting holder of PESA Shares should then submit the PESA Share Form of Acceptance, together with a certificate issued by the Caja de Valores evidencing the transfer of the tendered PESA Shares to the cuenta comitente, to the Argentine Receiving Agent by hand delivery at the address shown on the back cover of the Prospectus during normal business hours no later than the Expiration Time on the Expiration Date or the new Expiration Date, as applicable. See “The Offers—Procedures for Participating in the U.S. Offers—Holders of PESA Shares” in the Prospectus.

2.  After purchase by Pampa of the PESA Shares tendered through the Custodian and receipt by Argentine Receiving Agent of payment of the consideration for those PESA Shares, the Argentine Receiving Agent will pay to the applicable holders of PESA Shares the Offer Cash Consideration, settled in Argentine pesos, in cash, in each case without interest thereon, net of any applicable Argentine withholding taxes, upon the terms and subject to the conditions set forth in the Prospectus (See “The Offers—Fees and Expenses” and “The Offers—Taxation—Argentine Tax Consequences” in the Prospectus).  Payment for PESA Shares will be made by deposit of the Offer Consideration therefore in Argentine pesos with the Argentine Receiving Agent and subsequent payment to tendering holders through the Argentine Receiving Agent by credit to the local Argentine cuenta comitente.

3.  U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided.

Pampa will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of PESA Shares pursuant to the U.S. Offers other than those fees and commissions described in “The Offers—Fees and Expenses” in the Prospectus.  In addition, Pampa will not pay any transfer taxes payable on the transfer of PESA Shares to it.  Pampa will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the U.S. Offers and requests for copies of the enclosed materials should be addressed to Georgeson LLC, the Information Agent for the U.S. Offers, at the addresses and telephone numbers set forth on the back cover page of the Prospectus.

Very truly yours,

Pampa Energía S.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PAMPA, THE ADS EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. EXCHANGE OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.